 EX‑35.15

(logo) Deutsche Bank

1761 East St. Andrew Place

Santa Ana, CA 92705-4934

Tel 714 247 6000

Fax 714 247 6009

ANNUAL STATEMENT AS TO COMPLIANCE

DBJPM 2016-SFC Mortgage Trust

The undersigned, David Co, a Director of Deutsche Bank Trust Company Americas, as the Certificate Administrator (a "Certifying Servicer") under the Trust and Servicing Agreement, dated as of August 1, 2016 (the "Agreement"), by and among, Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Pacific Life Insurance Company, as Special Servicer, Wilmington Trust, National Association, as Trustee, and Deutsche Bank Trust Company Americas, as Certificate Administrator, Paying Agent, and Custodian, here by certifies in accordance with Section 11.07 of the Agreement:

A) A review of such Certifying Servicer's activities from August 1, 2016 to December 31, 2016 (the "reporting period") and of such Certifying Servicer's performance under the Agreement has been made under such officer's supervision  and

B) That, as to the best of such officer's knowledge, based on such review, such Certifying Servicer has fulfilled all its obligations under the Agreement, in all material respects throughout the reporting period.

DEUTSCHE BANK TRUST COMPANY AMERICAS

as Certificate Administrator

/s/ David Co

BY: David Co

Title:  Director

Date: March 1, 2017